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                                                                    EXHIBIT 99.1

[SYNOVUS LOGO]                                                      NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Patrick A. Reynolds                Alison W. Dowe
         Director of Investor Relations     Director of Corporate Communications
         (706) 649-4973                     (706) 641-3781

                        SYNOVUS TERMINATES "POISON PILL"

NOVEMBER 23, 2005, COLUMBUS, GA., - Synovus announced today that its Board of Directors has voted to terminate the company's shareholder rights plan, commonly known as a "poison pill." The plan has been amended to provide that the existing rights plan will expire on December 31, 2005. Prior to the amendment, the rights plan had been scheduled to expire on May 5, 2009.

      "The termination of the rights plan at the end of this year is consistent with our commitment to sound corporate governance practices and provides the Board with the ability to act in the best interests of our shareholders," Synovus' Chief Executive Officer and President Richard E. Anthony said today.

Synovus (NYSE: "SNV") is a diversified financial services holding company with over $27 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: "TSS"), one of the world's largest companies for outsourced payment services. Synovus has been named one of "The 100 Best Companies to Work For" in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. In 2005, Synovus was also named as one of "America's Most Admired Companies". See Synovus on the Web at WWW.SYNOVUS.COM.

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                    Post Office Box 120 / Columbus, GA 31902
                                 www.synovus.com